FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.


                                     2-95034
                            (Commission File Number)


              Armored Storage Income Investors Limited Partnership
              ----------------------------------------------------
                (Name of registrant as specified in its charter)


             4425 N. 24th Street, Suite 225, Phoenix, Arizona 85016
             ------------------------------------------------------
              (Address of registrant's principal executive offices)


                            Limited Partnership Units
             -------------------------------------------------------
             (Title of each class of securities covered by the Form)


                                      None
                ------------------------------------------------
                (All other classes of securities to file reports
                     under Section 13(a) or 15(d) remains)


Pursuant to rule 15d-6:

     The Registrant has sold substantially all of its assets (as disclosed in Form 8-K filed November 18, 1999) and has distributed its assets and wound up its affairs. The general partner will file the attached cancellation of certificate of limited partnership.

     The Registrant hereby requests that all future reporting obligations to the Commission be terminated.

Approximate number of holders of record as of the certification or notice date 0

Pursuant to the requirements of the Securities Exchange Act of 1934 Armored Storage Income Investors Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  By   /s/ Dale D. Ulrich
                                       -----------------------------------------
                                       Dale D. Ulrich, member
                                       Armored Management LLC, general partner
                                       General partner
                                       Armored Storage One LP, general partner
                                       Armored Storage Income Investors

                                  Date March 30, 2000
                                       -----------------------------------------

                                 CANCELLATION OF
                       CERTIFICATE OF LIMITED PARTNERSHIP

1. Name of limited partnership:

     Armored Storage Income Investors Limited Partnership

2. Date of filing certificate of limited partnership:

     December 4, 1984

3. Reason for filing certificate of cancellation:

     On November 5, 1999 the Partnership sold all the real estate investment property it owns. Prior to December 31, 1999 the Partnership distributed all its assets to its general and limited partners and began the winding up of partnership affairs. The Partnership has no more assets and will conduct no further business.

4. Effective date of cancellation:

     The effective date of the cancellation shall be December 31, 1999.

We hereby declare that we are the persons who executed the Cancellation of Certificate of Limited Partnership, which execution by signature below is our act and deed.

By: Armored Storage One Limited Partnership,
    an Arizona Limited Partnership


By: /s/ Carl R. Spiekerman
   -----------------------------------------
   Carl R. Spiekerman, member
   Armored Management, LLC


State of Arizona        )
                        )ss:
County of Maricopa      )


Subscribed and sworn to before me this         day of                    , 2000.
                                       --------        -------------------


                                        ----------------------------------------
                                        Notary Public

My Commission Expires:
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